UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2015

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(713) 369-4700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On August 17, 2015, Era Group Inc. (the “Company”) announced the appointment of Mr. Andrew Puhala as Senior Vice President, Chief Financial Officer of the Company, effective September 14, 2015. Christopher S. Bradshaw currently serves as the Company’s President, Chief Executive Officer and Chief Financial Officer and, upon Mr. Puhala’s appointment, will continue to serve as the Company’s President and Chief Executive Officer.
Prior to joining the Company, Mr. Puhala, age 45, had most recently been the Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. from January 2013 to September 2015. Prior to joining American Electric Technologies, Mr. Puhala was Vice President and Chief Financial Officer at AccessESP (Artificial Lift Company) from 2011 through 2012. Between 1996 and 2011, Mr. Puhala served in several finance, accounting, treasury and tax roles at Baker Hughes Incorporated, including Vice President Finance — Corporate Development, Vice President Finance — Middle East, Division Controller — Centrilift, and Assistant Treasurer. His career also includes four years of public accounting experience with Arthur Andersen. Andrew is a Certified Public Accountant and holds a Bachelor's degree in Business Administration, Accounting and a Master’s degree in Professional Accounting from the University of Texas at Austin.
In connection with his employment, Mr. Puhala will be paid an annual base salary of $275,000 and will be eligible to receive bonus compensation under the annual cash bonus plan for the fiscal year 2015 previously approved by the Company’s Compensation Committee (the “Committee”) of the Board of Directors (“Board”) with a target bonus of 75% of annual base salary for the current fiscal year on a pro-rated basis.
In addition, the Company agreed that management will recommend to the Committee that Mr. Puhala be granted 15,000 shares of restricted and 15,000 options representing the right to receive, upon vesting, shares of the Company’s common stock in accordance with the Era Group Inc. 2012 Share Incentive Plan and the related forms of award agreement previously approved by the Committee. Mr. Puhala’s restricted shares and stock options will vest in one-third increments on the first, second and third anniversary of Mr. Puhala’s start date of September 14, 2015.
 Mr. Puhala will be eligible to participate in the Company’s benefits as may be offered from time to time to other similarly situated employees including participation in the Company’s 401(k) plan with Company match and the Company’s Employee Stock Purchase Plan. In addition, Mr. Puhala is expected to enter into the Company’s standard form of officer indemnification agreement.
The Company agreed that management will recommend to the Board that Mr. Puhala be eligible to participate in the Company’s Senior Executive Severance Plan (the “Severance Plan”), which provides severance benefits to eligible employees, including named executive officers designated by the Board, whose employment is terminated by the Company without “cause” or by the participant for “good reason” in connection with a “change in control” (as such terms are defined in the Severance Plan) (in either case, a “Qualifying Termination”). Upon a Qualifying Termination, Mr. Puhala will be eligible to receive the following benefits:  (a) a lump sum cash payment equal to two times the sum of annual base salary and target annual bonus; (b) pro-rata target bonus for the year of termination; (c) a lump sum cash payment equal to COBRA premiums for 18 months; and (d) outplacement services not to exceed $25,000.  In order to receive severance payments, Mr. Puhala must execute a general release of claims in favor of the Company.  As a condition to participation in the Severance Plan, Mr. Puhala is subject to confidentiality obligations, as well as non-solicitation and noncompetition restrictions during his employment with the Company and for 18 months thereafter.
Item 7.01 Regulation FD Disclosure
On August 17, 2015, the Company issued a press release announcing the appointment of Mr. Puhala as Senior Vice President, Chief Financial Officer of the Company, a copy of which is furnished with this report as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
99.1 Press Release of Era Group Inc., dated August 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

Date: August 17, 2015	By:	/s/ Christopher S. Bradshaw

	Name:	Christopher S. Bradshaw
	Title:	President and Chief Executive Officer